Exhibit (a)(14)

AMENDMENT NO. 13

TO THE DECLARATION OF TRUST OF

NORTHERN INSTITUTIONAL FUNDS

(a Delaware statutory trust)

This Amendment No. 13 (the “Amendment”) to the Agreement and Declaration of Trust of Northern Institutional Funds (the “Trust”) amends, effective February 17, 2010, the Agreement and Declaration of Trust of the Trust dated as of July 1, 1997, as amended (the “Declaration of Trust”).

WHEREAS, under Article V, Section 2 of the Declaration of Trust, the Trustees have full power and authority, in their sole discretion and without obtaining shareholder approval, to abolish any one or more series or classes of shares; and

WHEREAS, on December 14, 2009, the Trustees unanimously voted to terminate and abolish the Small Company Growth Portfolio and the Mid Cap Growth Portfolio in accordance with a plan of liquidation after appropriate notice to the shareholders of each Portfolio.

NOW, THEREFORE, the Declaration of Trust is hereby amended as follows:

1. The Small Company Growth Portfolio is abolished and terminated.

2. The Mid Cap Growth Portfolio is abolished and terminated.

3. All references in the Declaration of Trust to the “Declaration” shall mean the Declaration of Trust as amended by this Amendment.

4. Except as specifically amended by this Amendment, the Declaration of Trust is hereby confirmed and remains in full force and effect.